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                                                                    EXHIBIT 4.12

                           RECAPITALIZATION AGREEMENT

         This Recapitalization Agreement (this "Agreement") is made by and between Kronos, Inc., a Delaware corporation ("KI"), and Kronos International, Inc., a Delaware corporation ("KII"), as of June 4, 2002. RECITALS

     A. KII has issued $100 par value Common Stock (the "Common Stock"), Class A Preferred Stock and Class B Preferred Stock (collectively, the "Preferred Stock"), and Profit Participation Certificates (the "PPCs", and collectively with the Common Stock and the Preferred Stock, the "Pledged Securities") to its direct parent and 100% owner, KI.

     B. KI has pledged the Pledged Securities to its direct parent and 100% owner, NL Industries, Inc., a New Jersey corporation ("NL"), in connection with NL's 11 3/4% Senior Secured Notes Due 2003 (the "NL Debt"), which Pledged Securities NL subsequently pledged to the trustee of the NL Debt.

     C. KII intends to make a private placement of certain Euro-based bonds to raise funds for debt reduction, including discharge of the NL Debt and elimination of certain debt between KI and KII (the "Debt Offering").

     D. Certain proceeds of the Debt Offering will be applied, after a series of transactions, by NL to the redemption and discharge of the NL Debt (the "Redemption"), upon which discharge the trustee of the NL Debt will be required to release the Pledged Securities to NL which in turn will release the Pledged Securities to KI.

     E. KI and KII wish to enter into certain agreements to facilitate the consummation of the Debt Offering and related transactions, the redemption of the PPCs, the conversion of the Preferred Stock to Common Stock and the other transactions more specifically described in this Agreement.

                                   AGREEMENTS

         1. As soon as reasonably practical after the trustee of the NL Debt releases the Pledged Securities, KI and KII agree to consummate the following transactions in the sequential order listed:

                  a. KII will redeem the issued and outstanding PPCs held by KI for their nominal value in exchange for the assignment to KI by KII of a portion of the principal and interest evidenced by the notes receivable from KI or NL that would be reflected on the financial statements of KII immediately prior to such redemption, which notes are held by KII (the "KI/NL Notes"), in an amount equal to such nominal value.

                  b. KII and KI agree that the Preferred Stock held by KI, including any accrued but unpaid dividends, will be converted into 1,385 newly issued shares of $100 par value Common Stock, and in consideration of KI's agreement to so convert, KII also will allocate (from



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the capital previously allocated to the Preferred Stock) additional capital to such shares in an aggregate amount approximately equal to the value of such Preferred Stock. KII agrees to issue to KI certificates evidencing the new shares of Common Stock and KI will deliver to KII for cancellation certificates evidencing all of the outstanding shares of Preferred Stock held by KI (the "Conversion").

                  c. Concurrently with the Conversion, KII will take steps necessary to increase the capital attributable to the outstanding 3,196 shares of Common Stock previously issued to KI by reallocating from surplus an aggregate amount to such shares such that each share of outstanding Common Stock shall have the same amount of capital allocated to it, including par value, on a per share basis.

                  d. In consideration of the assignment to KI by KII of the remaining portion of the principal and accrued interest evidenced by the KI/NL Notes as of the date of assignment (the "Note Amount"), KII will redeem shares of the Common Stock held by KI (the "Common Stock Redemption"), based on the capital allocated to such shares on a per share basis as described in clause c above, so that the capital attributable to such shares is equal to the Note Amount. After the Common Stock Redemption, KII will have assigned to KI all of its right, title and interest in and to the KI/NL Notes. As a result of the Common Stock Redemption, the aggregate capital allocated to the outstanding Common Stock of KII will be reduced by the aggregate capital attributable to the Common Shares so redeemed.

                  e. In respect of KII's Euro-dominated note payable to KI (the "KI Payable"), KI will assign any balance remaining after application of proceeds of the Debt Offering as a contribution to capital of KII.

         2. KI and KII each agree to execute all documents and take any and all other actions that the parties deem to be necessary or desirable to consummate the transactions contemplated by this Agreement.

         3. KI consents to each of the transactions contemplated by this Agreement in its capacity as a stockholder of KII to the extent such consent is required by KII's Certificate of Incorporation, as amended, any applicable law or otherwise, and agrees to execute one or more stockholder consents or resolution to evidence the same.

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         4. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules.

         5. This Agreement will be binding upon, and will inure to the benefit of, KI and KII and their respective successors and assigns.

         6. This Agreement may not be altered, amended, changed, terminated or modified, or compliance with any provision waived, in any respect or any particular, except by written instrument executed by each of KI and KII.

         7. This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

Each of the undersigned has executed this Recapitalization Agreement as of the date first written above regardless of the actual date of signing.


KRONOS, INC.

By: /s/ Robert D. Hardy
   -----------------------------------------
Name: Robert D. Hardy
     ---------------------------------------
Title: Vice President
      --------------------------------------

KRONOS INTERNATIONAL, INC.

By: /s/ Volker Roth
   -----------------------------------------
Name: Volker Roth
     ---------------------------------------
Title: Vice President, Controller
      --------------------------------------

By: /s/ Dr. Ulrich Rothe
   -----------------------------------------
Name: Dr. Ulrich Rothe
     ---------------------------------------
Title: Senior Vice President, Technology
      --------------------------------------



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